EXHIBIT (d)(9)

DESIGNATION OF RIGHTS, TERMS AND PREFERENCES

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

SPACEHAB, INCORPORATED

(Pursuant to Chapter 6 of the

Washington Business Corporation Act)

Spacehab, Incorporated (the “Corporation”), a corporation organized and existing under the Business Corporation Act of the State of Washington (the “Business Corporation Act”), certifies that the following resolution was adopted by the board of directors of the Corporation (the “Board of Directors”) as required by Chapter 6 of the Business Corporation Act at a meeting duly called and held on                           , 2007:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, the Board of Directors creates a series of Preferred Stock of the Corporation, no par value per share (the “Preferred Stock”), and states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof, as follows:

Series C Convertible Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”). The number of shares of Series C Preferred Stock shall be one million (1,000,000). The number of shares of Series C Preferred Stock may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding.

Section 2. Dividends. The holders of the Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, such dividends with respect to the shares of Series C Preferred Stock as may be declared by the Board of Directors. In addition, when and if the Board of Directors shall declare a dividend payable with respect to the then outstanding shares of Common Stock, no par value per share (“Common Stock”) of the Corporation, each holder of Series C Preferred Stock shall be entitled to the amount of dividends as would be payable on the largest number of whole shares of Common Stock into which shares of Series C Preferred Stock held by such holder could then be converted pursuant to Section 5 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend). Dividends shall not be declared or paid to holders of Common Stock unless and until the Corporation shall simultaneously declare and pay to holders of Series C Preferred Stock the dividend referred to in the preceding sentence.

Section 3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

a. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of then outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets available for distribution to the Corporation’s shareholders, and before any payment shall be made to the holders of any class of common stock of the Corporation (the “Common Stock”) or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock (the Common Stock and other classes or series of stock ranking on liquidation junior to the Series C Preferred Stock being collectively referred to as the “Junior Stock”), by reason of their ownership thereof, an amount equal to $584.40 for each outstanding share of Series C Preferred Stock (the “Series C Original Issue Price”). If on any such liquidation, dissolution, or winding-up of the Corporation, the Corporation’s remaining assets available for distribution to stockholders is insufficient to pay the holders of the Series C Preferred Stock in full, the holders of the Series C Preferred Stock shall share ratably in any distribution of the Corporation’s remaining assets and funds in proportion to the respective amounts that would otherwise be payable in connection with the shares held by them on such distribution if the full amounts payable on or in respect of such shares were paid.

b. After the full payment of all preferential amounts required to be paid to the holders of the Series C Preferred Stock on the liquidation, dissolution, or winding-up of the Corporation, the holders of the Junior Stock then outstanding shall be entitled to receive the remaining assets and funds available for distribution to the Corporation’s stockholders.

c. The consolidation or merger of the Corporation into or with any other entity or entities resulting in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid (or caused to be issued or paid) by any such entity or affiliate thereof, and the sale or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3, but only for the purposes of the redemption of such Series C Preferred Stock, and only if so elected by the holders of a majority of the outstanding shares of Series C Preferred Stock, in their sole discretion.

Section 4. Voting.

a. Each holder of outstanding shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are then convertible (as periodically adjusted pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) concerning any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as required by law or by Section 4(b) below, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.

b. As long as any shares of the Series C Preferred Stock remain outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of more than 50% of all of the shares of Series C Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy either in writing (as may be permitted by law and the Articles of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect, or validate the taking of any of the following actions by the Corporation:

(i) create, authorize, issue or sell (a) any class or series of capital stock ranking senior to or on parity with the Series C Preferred Stock as to dividends or on liquidation, dissolution or winding up; provided, however, that holders of Common Stock may receive dividends to the extent provided by Section 2 above and, provided further, that the consent to issuance of any class or series of capital stock ranking on parity with the Series C Preferred Stock shall not be unreasonably withheld, or (b) any rights, options or other securities convertible, exercisable or exchangeable for or into, or having rights to purchase, any shares of capital stock described in clause (a) hereof;

(ii) amend the Articles of Incorporation or By-laws of the Corporation, or in any other manner alter or change the relative powers, rights, privileges or preferences of the Series C Preferred Stock, but only to the extent such amendment or action would alter, change or affect adversely the relative powers, rights, privileges or preferences of the holders of the Series C Preferred Stock;

(iii) increase the number of shares of Series C Preferred Stock authorized for issuance above 1,000,000 shares; or

(iv) at any time after the initial issuance date of the Series C Preferred Stock, issue any shares of Series C Preferred Stock, except (i) issuances of share certificates upon transfers or exchanges of shares by holders (other than the Corporation) or in replacement of lost, stolen, damaged or mutilated share certificates; or (ii) issuances pursuant to or permitted by the Restructuring and Exchange Agreement.

Section 5. Conversion Rights. The holders of the Series C Preferred Stock shall each have the following conversion rights (collectively, the “Conversion Rights”):

a. Mandatory Conversion. Each share of Series C Preferred Stock shall automatically be converted, immediately on the effectiveness of an amendment to the Corporation’s Articles of Incorporation increasing the number of authorized shares of Common Stock to at least 200 million shares (such date being the “Conversion Date”), into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate Series C Original Issue Price of the Shares of Series C Preferred Stock being converted by the Series C Conversion Price in effect at the time of conversion or such share. The initial “Series C Conversion Price” shall be $.40, subject to adjustment as provided below. For purposes of this Section 5, “Original Issue Date” shall mean, for the Series C Preferred Stock, the date on which the first share of Series C Preferred Stock was issued.

b. Fractional Shares. No fractional shares of Common Stock shall be issued on conversion of the Series C Preferred Stock. The number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The shares issuable on the conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock that the holder is then converting into Common Stock and the number of shares of Common Stock issuable on such aggregate conversion.

c. Mechanics of Conversion.

(i) Not more than 15 days after the Conversion Date, the Corporation shall send a notice containing a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the stock certificates shall pass, only upon proper delivery of the stock certificates to the transfer agent) and instructions for use in effecting the surrender of the Shares of Series C Preferred Stock. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation (in its sole discretion), duly executed by the registered holder or his/her/its attorney duly authorized in writing. The Corporation shall cause its transfer agent, as soon as practicable after the transfer agent’s receipt of properly surrendered Shares of Series C Preferred Stock, issue and deliver at such office to such holder of Series C Preferred Stock, or to his/her/its nominee(s), a certificate or certificates for the number of shares of Common Stock such holder is entitled to. The number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

(ii) Upon any such conversion, no adjustment to the Series C Conversion Price shall be made for any declared or accrued but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion, but, as provided in clause (iii) below, such dividends shall remain payable to the holder thereof.

(iii) On the Conversion Date, all shares of Series C Preferred Stock will no longer be deemed to be outstanding, and all rights with respect to such shares (including the rights, if any, to receive notices and to vote) shall immediately cease and terminate on the Conversion Date; provided, however, that the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued and unpaid thereon on the Conversion Date shall not cease and terminate on the Conversion Date. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation

(without the need for stockholder action) may from time to time take such appropriate action necessary to reduce the authorized Series C Preferred Stock accordingly.

(iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

d. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time (or from time to time) after the Original Issue Date of the Series C Preferred Stock effect a subdivision of the outstanding Common Stock, the Series C Conversion Price then in effect with respect to the Series C Preferred Stock immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time (or from time to time) after the Original Issue Date of the Series C Preferred Stock combine the outstanding shares of Common Stock, the Series C Conversion Price then in effect immediately before the combination with respect to the Series C Preferred Stock shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

e. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date of the Series C Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series C Conversion Price with respect to the Series C Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price for the Series C Preferred Stock then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on such record date and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Conversion Price for the Series C Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price for the Series C Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

f. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date of the Series C Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series C Preferred Stock shall receive on conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series C Preferred Stock been converted into Common Stock on the date of (and immediately prior to) such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series C Preferred Stock.

g. Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable on the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holders of the Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately before such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

h. Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale covered by Section 3(b) above), each share of Series C Preferred Stock shall thereafter be convertible (or shall be converted into a security that is convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable on conversion of such Series C Preferred Stock would have been entitled to on such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable on the conversion of the Series C Preferred Stock.

i. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the respective Conversion Rights of the holders of the Series C Preferred Stock against impairment.

j. Certificate as to Adjustments. On the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this Section 5, the Corporation (at its expense) shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts on which such adjustment or readjustment is based. On the written request at any time of any holder of Series C Preferred Stock, the Corporation shall furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series C Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received on the conversion of such Series C Preferred Stock.

k. Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office, and shall cause to be mailed to the holders of the Series C Preferred Stock at their last addresses as shown on the records of the Corporation or its transfer agent, at least ten days before the date specified in (A) below or 20 days before the date specified in (B) below, a notice stating

(i) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(ii) the date such reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is expected to become effective, and the date that it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable on such reclassification, consolidation, merger, sale, dissolution or winding-up.

[The Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, this Designation of Rights, Terms and Preferences is executed on behalf of the Corporation by its President and attested by its Assistant Secretary on                          , 2007.

SPACEHAB, INCORPORATED

By:
Name: Title:

Attest:
Name: Title:

9